UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: On May 2, 2025, Elliott issued an addendum to its Investor Presentation titled “Streamline66 – Elliott’s Perspectives on Value Creation”, a copy of which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 2: Also on May 2, 2025, Elliott issued the following press release including a letter to the Company’s stockholders. A copy of the letter also is attached hereto in Exhibit 99.1 and incorporated herein by reference:

Elliott Sends Letter to Shareholders Detailing Phillips 66’s Broken Corporate Governance and Disingenuous Shareholder Engagement

Asserts that the Company’s Current Directors Have Allowed a Culture of Complacency and Deference to Management to Take Root in the Boardroom

Debunks Phillips 66’s Misleading Claims

Urges Shareholders to Help Phillips 66 Unlock its Full Value-Creation Potential by Voting on the Gold Card for Elliott’s Four Independent Nominees

WEST PALM BEACH, FLA. (May 2, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together make it a top-five shareholder in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today sent a letter to the Company’s shareholders highlighting the continuous poor corporate governance and disingenuous shareholder engagement that Phillips 66 has demonstrated over the more than 18 months that Elliott has sought to work with the Company. As an appendix to the letter, Elliott also included a detailed refutation of the misleading “questions” and claims Phillips 66 has published in an attempt to distract shareholders from the Company’s persistent underperformance, culture of complacency and broken governance.

For more information, including how to vote on Elliott’s GOLD proxy card, please visit Streamline66.com.

The full text of the letter follows:

Dear Fellow Phillips 66 Shareholder:

Elliott Investment Management L.P. (along with its affiliates, “Elliott”) manages funds that together are a top-five shareholder in Phillips 66 (NYSE: PSX) (the “Company”). We are asking for your help to make Phillips 66 a stronger, more valuable company by voting on the Gold Card for our four independent, exceptionally qualified director nominees and the governance improvements we have recommended.

We did not make the decision to take our case directly to our fellow shareholders lightly, but were compelled to do so after our attempts to constructively engage with Phillips 66’s leadership beginning in late 2023 were repeatedly rebuffed. Over the last 15 years, we have collaborated with more than 200 companies to reach mutually beneficial solutions that enhance shareholder value. During this period, we have only had to pursue a U.S. proxy contest to this stage of the process three other times, making Phillips 66 an extreme outlier.

Tellingly, Phillips 66 has repeatedly mischaracterized our efforts to work with its Board, going so far as to claim that we have “no genuine interest” in engagement. On April 24, Phillips 66 even published a highly misleading “Letter to Investors and Their Stewardship Teams,” accusing Elliott of a lack of transparency and framing this accusation as a series of questions that we have supposedly refused to answer.1

In reality, the voluminous set of materials and disclosures that Elliott has published over the course of this campaign contain all of the answers to Phillips 66’s misleading “questions,” but we thought it might be useful to consolidate the answers in one place for investors – which we have done in an appendix to this letter. The facts – and our track record – put the lie to the Company’s false narrative.

We believe the breakdown that led us to this impasse is the result of a deep-seated culture of complacency and blind deference to leadership that has taken root in the Company’s boardroom – and only worsened since the Board made CEO Mark Lashier its Chairman in March of 2024. This proxy contest offers a window into how this Board operates: Instead of welcoming new ideas, it rejects them; instead of empowering independent directors, it allows the CEO and Chairman to control the process; instead of being responsive to shareholders, it ignores them; and instead of embracing the support of respected experts, it acts as if it already has all the answers.

In our experience, how a board treats a major shareholder seeking constructive change is a direct reflection of the overall health of a company and its ability to deliver for its investors, employees and partners. What we’re seeing in this proxy contest is not a one-off, but rather a reflection of how Phillips 66’s current Board responds when confronted with a challenge. The Company’s intransigence at every turn is an illustration of its broken governance culture. In our view, the Company’s lackluster performance will not improve until truly objective, independent directors – bringing perspectives that can help rectify this culture of insularity and deference – are added to the Board.

We ask you to consider the following:

•	For months, our requests to meet with Phillips 66’s independent directors were repeatedly rejected or ignored. Despite the Company’s public assertions that it remains willing to engage constructively, we were consistently denied the chance to speak with any Phillips 66 directors other than Mr. Lashier. After renewing our calls for change at Phillips 66 last February, the Company insisted that we deal only with Mr. Lashier, his management team and his paid advisors. Specifically, our request that independent directors be included in our March 3 meeting with management was denied, and a private letter we sent subsequently offering to meet with the Company’s independent directors was ignored.

•	The Board has been party to broken promises and an insincere self-refreshment process. After initially agreeing last year to work with Elliott to add two new independent directors to its Board, Phillips 66 dragged its feet for months before reneging on that commitment. This was despite our checking in nearly every other week and providing management with the names of 10 strong independent candidates, including five former CEOs of prominent energy companies. Phillips 66 refused to meaningfully engage: Instead, it offered up a single flawed candidate while failing to share the names of its other candidates as promised. Ultimately, Phillips 66 rejected all but one of our nominees, Robert Pease, while failing to make progress toward adding a second mutually agreed director. It soon became painfully clear that the Company had no intention of fulfilling its commitment, leaving us no choice but to go directly to shareholders.

1 Phillips66Delivers.com: “Independent Directors of Phillips 66 Issue Letter to Investors and Their Stewardship Teams”

When the Company later refused our repeated requests to disclose how many seats would be up for election at the 2025 Annual Meeting in May (after the Company shrank the class of directors up for election by two), we were forced to bring litigation in the Court of Chancery of the State of Delaware to compel Phillips 66 just to release basic information. Only after this legal pressure did the Company abruptly and unilaterally nominate two new directors for election at the upcoming Annual Meeting, Nigel Hearne and Howard Ungerleider, without any efforts at further collaboration.

The irony is that the Board is now taking credit for how much it “values refreshment” and how it is composed of a group of “change agents.” The reality is that none of these reactive changes – the addition of a new director last year, the nominations of Messrs. Hearne and Ungerleider, or the departure of long-tenured directors – would have occurred without pressure from Elliott. For more than a year, Mr. Lashier and the current directors have prioritized entrenching themselves over all else – even if it meant misleading and ignoring shareholders in the process.

•	Mr. Lashier’s consolidation of power has harmed Phillips 66. Since Mr. Lashier’s assumption of the combined CEO and Chairman roles, there have been increasingly troubling signs of his undue influence in the boardroom. Before joining the Board, Mr. Pease, the first of what was intended to be two mutually agreed independent director additions, shared with us his very clear view that having a CEO also serve as Board Chair was detrimental to a company in need of change. Then, only a month after joining the Board, he reversed his view and apparently voted for Mr. Lashier to take on both roles.

More recently, when we asked Mr. Pease to speak to us in his role as an independent director, his response was essentially “talk to Mark.” Further, once Mr. Lashier became Chairman, progress toward naming a second director slowed and then halted altogether, revealing the Company’s lack of good faith in finding a mutually acceptable candidate.

The Board also seems to have refused to put any guardrails around Mr. Lashier’s public commentary, which has overwhelmingly tended to favor the interests of Mr. Lashier rather than the broader interests of the Company and its shareholders. Shortly after becoming Chairman, Mr. Lashier told Reuters that “Elliott sees the progress” he and his team had purportedly been making on their targets – which was false, and which forced us to ask Mr. Lashier not to speak on our behalf.2 Throughout 2024, Mr. Lashier continued to claim that acceptable progress was being made toward hitting the targets, when in reality the Company was falling well short of its promised ~$14 billion 2025 mid-cycle EBITDA target, primarily due to weak operating performance in refining. And following the publication of our materials in February 2025, Mr. Lashier began vehemently defending the Company’s existing conglomerate structure – well before the Board could have possibly conducted an independent analysis or consulted other shareholders for their views. In April, he even doubled down in a media interview by saying “We can be bigger.”3

This type of focus on “empire building” – rather than maximizing returns – may be good for Mr. Lashier, but it is dramatically out of sync with what shareholders demand.

2 Reuters: “Activist Elliott has accepted Phillips 66's performance goals, CEO Lashier says”

3 Bloomberg News: “Phillips 66 Hits Back at Elliott Activism in Proxy Filing”

•	Phillips 66’s commitment to de-staggering the Board rings hollow. Phillips 66 maintains a classified board structure, which insulates directors from accountability to shareholders and is sorely out of step with corporate governance best practice. While claiming to support an elimination of this structure, the Company knows that proposals to address this governance defect – which have consistently received near-unanimous support (~99% in 2023) among those shareholders who have voted – require an 80% threshold of all outstanding shares, not just voted shares, to pass. This high hurdle is a legacy of the governance provisions Phillips 66 put in place when it established the classified board structure – yet another example of the Company’s poor governance.

To overcome the 80% quorum obstacle, Elliott put forward a non-binding proposal calling for the Board to adopt an annual election policy asking each director to commit to a one-year term and stand for election at each Annual Meeting. Incredibly, Phillips 66’s leaders have come out against this proposal, going so far as to falsely call it illegal – despite, by definition, it being impossible for a voluntary policy to be illegal. Instead, the Company is asking shareholders to keep trying the same approach to de-staggering the Board that has repeatedly failed before and “hope for the best.”

Multiple governance experts, including respected professors from Yale University and Dartmouth College, have criticized the Company’s actions and dubious justifications for its opposition to our proposal.

As Professor Mark DesJardine from Dartmouth stated:

“This pattern suggests that Phillips 66’s Board is using these repeated proposals as a distraction tactic while failing to deliver tangible governance reform that shareholders seem to support. If the desire to declassify is genuine, one would think the Board would accept the remedy that Elliott has proposed.”4

And Yale Professor Jonathan Macey wrote:

“The problem with [Phillips 66’s] argument is that it ignores the simple fact that directors are free to resign their board positions at any time, and nothing in the Phillips 66 charter or bylaws possibly can be construed as preventing directors from voluntarily offering to resign.” 5

Shareholders should be asking whether a board truly interested in good governance would spend more time attacking practical ideas to achieving de-staggering than actually finding solutions to achieve this goal.

•	Phillips 66’s attacks on the reputation of energy-industry veteran Gregory Goff confirm that the Company has lost its way. On April 9, respected industry veteran Gregory Goff, who spent decades at ConocoPhillips and led a highly successful turnaround while CEO of Andeavor, announced he had personally made a $10 million investment in Phillips 66 and was supporting Elliott’s value-creation plan.

Rather than welcome the involvement and expertise of one of the pre-eminent energy executives of our time – and a large shareholder – Phillips 66 greeted the news of Mr. Goff’s investment in its stock and his support for our campaign by immediately impugning his motives and questioning his integrity. The Company then escalated these attacks on Mr. Goff, publicly claiming a conflict of interest where none exists and spreading rumors that he must be receiving compensation from Elliott, which is false. In fact, Elliott has been completely transparent about the relationship with Mr. Goff: We have never paid him a cent of compensation.

4 CLS Blue Sky Blog: “A New Path to Declassifying Boards: How Shareholders Can Circumvent Charter Roadblocks”

5 Harvard Law School Forum on Corporate Governance: “Staggered Board Shenanigans at Phillips 66”

Our shared evaluation of the CITGO refining assets via Amber Energy has given us a front-row seat to witness Mr. Goff’s strategic skill and knowledge. Phillips 66’s assertion that our pursuit of those assets (assets for which our bid was not accepted) presents a conflict of interest is blatantly absurd. Tellingly, we have heard directly from Phillips 66 shareholders that they see through the Company’s self-serving claims and view Mr. Goff as an asset who could help Phillips 66 if only it were willing to accept his help – as any company in the sector would when presented with the option of leveraging Mr. Goff’s unique skills and experience.

It appears that the real reason Phillips 66 denigrated Mr. Goff has nothing to do with his independence from Elliott, and everything to do with his independence from Mr. Lashier and the current Board. This episode is emblematic of the need for change in the Phillips 66 boardroom – instead of welcoming or at least seriously considering input from a proven value-creator like Mr. Goff, the Board’s first response was to reflexively dismiss his views and lash out at him.

•	Phillips 66’s assertions about our director nominees’ lack of experience or independence ring hollow. Elliott’s four independent nominees – Brian Coffman, Sigmund Cornelius, Michael Heim and Stacy Nieuwoudt – would restore badly needed credibility to the Company’s Board, while adding valuable new perspectives. Mr. Coffman brings years of executive refining experience from serving as CEO of Motiva and having run some of Phillips 66’s assets while at ConocoPhillips. Mr. Cornelius offers strategic planning expertise as well as decades of operating and finance experience, having served as ConocoPhillips’ CFO. Mr. Heim brings proven midstream operating experience as one of Targa Resources’ founders and COO. And Ms. Nieuwoudt would add a crucial energy-investor perspective missing from the current Board.

Fixing Phillips 66’s broken corporate governance and culture of hostility toward shareholders who advocate for needed changes is a critical element of setting it on a path to a dramatically higher stock price. Only a properly functioning and accountable Board can drive the kind of sustainable value that investors deserve. By voting on the enclosed Gold Card for Elliott’s four independent nominees – Brian Coffman, Sigmund Cornelius, Michael Heim and Stacy Nieuwoudt – you can be part of helping deliver this change.

Thank you for your time and consideration.

Respectfully,

Elliott Investment Management

Appendix

Debunking Phillips 66’s “Letter to Investors and Their Stewardship Teams”

Please see below for a reproduction in full of Phillips 66’s April 24 letter (appearing in the boxed sections) and Elliott’s responses to each of its claims:

Phillips 66’s lack of good faith in adopting this “just raising questions” format is on full display from question one, as it opens with a question that Elliott has already answered. In our April 3 letter to shareholders, we wrote:

We supported Mr. Pease’s appointment to the Board, in part because we were encouraged by his outlook on corporate governance. For example, during the interview process with us, Mr. Pease shared the very clear and widely held view that having a CEO also serve as Board Chair was detrimental to a company in need of change.

Yet, just one month after Mr. Pease joined the Board, he apparently voted to appoint CEO Mark Lashier to the position of Chairman as well – contrary to governance best practices and to the view he shared with us.

We do not expect any independent directors to owe a duty to one shareholder. We do believe, however, that when they reverse a view on corporate governance that they expressed merely one month before, it is reasonable to question whether they have compromised their independence in deference to the “go along to get along” culture of a boardroom that is badly in need of change.

It becomes even more reasonable to raise these questions when that same director wholeheartedly endorses the Company’s performance and strategy during the year that he has served on the Board, despite quantifiable evidence that the Company has underperformed and that its strategy is failing all shareholders.

Regarding our outreach to Mr. Pease on February 18, 2025, we would note that this was the only time we made an effort to speak to Mr. Pease following his appointment to the Phillips 66 Board on February 13, 2024. The sole purpose of this outreach was to offer a conversation after we publicly renewed our calls for change at Phillips 66 that week.

We offered this conversation because we thought it was the courteous thing to do, and because we thought Mr. Pease might be interested in hearing more detail regarding our perspectives on Phillips 66. Mr. Pease declined our offer, asking that all Phillips-related conversations go through Chairman and CEO Mark Lashier. The insinuation that Elliott attempted to have multiple conversations with Mr. Pease to coerce him into carrying out an Elliott agenda is false and deliberately misleading.

See also: Our April 3 letter to shareholders and Slides 9, 62, 118 and 119 of our April 28 investor presentation.

No. We clearly indicated in writing to Phillips 66 that we would be happy for the Company to interview our candidates, but only if there was some agreed-upon framework for collaborating on the change Phillips 66 needs. At the time that Phillips 66 reached out to our nominees, there was no framework and thus no assurance that the Company would engage in these meetings in good faith. Given our prior experience with the Company, in which they either passed over or refused to interview 10 highly qualified candidates (including five former energy-company CEOs), we believe these concerns were well-founded.

After Phillips 66 filed its proxy statement on April 7, we realized that our concerns were even more reasonable than we initially thought. As the Company disclosed in the background section of its filing, its Board had already determined on March 14 to nominate Howard Ungerleider and Nigel Hearne to the Board – three days before it “initiated outreach by phone to the Elliott nominees.” The Company’s Board once again was not interested in evaluating our nominees in good faith – as its own filings reveal, this outreach was done simply to create the pretext for the PR stunt you see illustrated in the question above.

Regarding compensation, Elliott agreed to pay each of our nominees up to $100,000, which they have agreed to reinvest into Phillips 66 stock. Providing compensation to candidates during an election contest is standard practice across our engagements and serves no purpose other than to recognize the significant amount of time and effort we ask each candidate to devote to a campaign, while further aligning their interest with the interests of Phillips 66 and other shareholders.

See also: Our April 3 letter to shareholders, Slide 9 of our April 28 investor presentation, the background section of Phillips 66’s own proxy statement.

Elliott has no investment in CITGO, either directly or through Amber Energy. Nor is Elliott, either directly or through Amber Energy, the leading bidder in the CITGO auction process, having been topped by two other parties whose bids came in higher than ours. By contrast, we have made a multi-billion-dollar investment in Phillips 66, and we have spent substantial time and effort on a value-creation plan to help improve its performance for the benefit of all of its investors.

In reality, Elliott’s involvement in the CITGO auction has been hidden from no one and poses no conflict of interest whatsoever. In fact, our collaboration with highly respected refining-industry executives to explore both the CITGO opportunity and other private opportunities in the energy space speaks to our deep expertise in the sector and the credibility of our views on Phillips 66.

As a top-five shareholder in Phillips 66, we have more at stake in the success of Phillips 66 than practically any other investor, and we are firmly focused on unlocking the substantial long-term upside we see at Phillips 66 for the benefit of all shareholders. We believe it is clear to all involved that Elliott is attempting to strengthen the Company, boost its stock price and improve the performance of its refining assets. Any assertion that Elliott is trying to damage Phillips 66 for the benefit of another hypothetical investment is absurd – as it would mean we would be working against our own financial interests – and accordingly is insulting and deliberately misleading.

See also: Elliott’s April 9 and April 10 disclosures to the SEC, our April 9 press release welcoming the support of Greg Goff, and Slide 114 of our April 28 investor presentation.

Here Phillips 66 comically claims a lack of transparency regarding Elliott’s relationship with Greg Goff while citing an agreement that was publicly disclosed to the SEC by Elliott and Mr. Goff on the day of Mr. Goff’s letter, providing full transparency regarding that relationship.

Hardly anything more needs to be said about the absurdity and bad-faith nature of this accusation other than the following:

•	Phillips 66’s misleading letter attempts to imply that Elliott’s agreement with Mr. Goff somehow compromises his independence. That is false. The agreement merely covers the required confidentiality, regulatory reporting and legal and compliance provisions that are standard when two shareholders agree to cooperate in a campaign for change.

•	Phillips 66’s misleading letter attempts to conceal from its intended audience the fact that Elliott’s press release welcoming Mr. Goff’s support explicitly referenced our joint evaluation of the CITGO opportunity. There was no effort made to hide this fact from anyone.

•	Phillips 66’s misleading letter veers into the realm of fiction in describing Mr. Goff as “an interested Elliott employee.” We have been clear that Elliott has never paid Mr. Goff a cent of compensation – including for anything related to Phillips 66. Amber Energy is an entity we established for the sole purpose of acquiring the CITGO assets, had we been successful. It has no assets and has never made any payments to Mr. Goff or anyone else. Elliott is proud of the fact that we have worked alongside Mr. Goff to evaluate private energy-investment opportunities, but he is not and has never been “an Elliott employee.”

The intensity of Phillips 66’s attacks on Mr. Goff reflects extremely poorly on the Company and its Board. Rather than welcome the involvement and expertise of one of the energy industry’s most highly respected executives – not to mention a 30-year veteran of ConocoPhillips and a large Phillips 66 shareholder who invested $10 million of his own money in the stock – Phillips 66 greeted the news of Mr. Goff’s support for our campaign by immediately impugning his motives and questioning his integrity.

The Company subsequently escalated these personal attacks on Mr. Goff, publicly claiming a conflict of interest where none exists, and spreading rumors that he must be receiving compensation from Elliott, which is false. It appears that the real reason Phillips 66 rebuffed Mr. Goff has nothing to do with his independence from Elliott, and everything to do with his independence from Mr. Lashier and the current Board.

See also: Elliott’s April 9 and April 10 disclosures to the SEC, our April 9 press release welcoming the support of Greg Goff, and Slide 114 of our April 28 investor presentation.

Again, Phillips 66’s tiresome recycling of the same conspiracy theories about Amber Energy and Mr. Goff indicate a management team and Board desperate to change the subject from their own poor performance – and the lack of independence of their own directors, including a chairman who is also the CEO and a lead “independent” director who has served for 13 years.

Elliott has spent considerable effort identifying fiercely independent director nominees with relevant expertise and sufficient credibility to improve the Company’s corporate governance. The fact that either Mr. Goff or Elliott knew some of these potential directors – who include seasoned energy-industry leaders – prior to this campaign should surprise no one. In fact, our confidence in our nominees comes from our prior knowledge and observation of their skills and judgment.

See also: Slides 118, 119 and 120 of our April 28 investor presentation.

From Phillips 66's April 24 Letter:

Elliott has put forth illegal corporate governance demands, masked by misleading communications.

- As you know, we are fully committed to declassifying the Board so that each of our directors is up for election each year. Our last attempt to do so received approval from 73% of outstanding shares. With the attention this annual meeting is receiving, we are hoping that voter turnout will be higher than ever to achieve this important governance milestone.
- But unlike Elliott, we want to do so legally, completely and without subjecting the Company to litigation and reputational harm.
- Elliott is asking us to devise a slipshod workaround to declassify the Board in a de facto manner, without obtaining the required stockholder vote to do so. Put simply, if implemented, Elliott's annual resignation proposal would contravene Delaware law, our Company's charter and by-laws and our Board's fiduciary duty to shareholders. Some resignation policies are acceptable, but not those with the specific purpose of evading a corporate charter. We will not establish the dangerous precedent of conveniently disregarding and circumventing our fundamental governing documents.
- Don't just take our word for it – a leading academic has said the proposal is "certainly creative; it is also, for three distinct reasons, illegal."[1] We also received an advisory letter from a top Delaware law firm stating that, by implementing Elliott's proposal, the Board would violate Delaware law and be exposed to potential claims for breaches of fiduciary duty. This leading law firm advised the Board not to implement Elliott's proposal if passed.
- Legal experts have also commented that shareholders are not accustomed to seeing proposals that violate state law because the SEC allows companies to exclude shareholder proposals submitted under Exchange Act Rule 14a-8 that would, if implemented, cause the company to violate applicable law. The difference, here, is that Elliott has included its proposal within *its own* proxy solicitation, which bypasses the SEC's Rule 14a-8 vetting process and allows Elliott to present its proposal at the 2025 Annual Meeting. The Company never had a chance to exclude the proposal, which we believe we would have achieved under Rule 14a-8 based on the legal advice given by a leading Delaware law firm that the Company does not have the power to implement the proposal.
- Do not be misled by Elliott's claims that its mandatory resignation policy is legal because directors are already free to resign at any time, or its statements that its proposal is just voluntary. Any director can choose to resign at any time, but a company policy requiring such resignations to achieve de facto declassification is plainly illegal under well-settled Delaware law and our charter.
  Read for yourself – the plain text of Elliott's proposal is a *requirement*, and the fact that directors can refuse to comply with it does not make it legitimate:

Phillips 66’s claims that our non-binding annual-election proposal (Proposal 6) is “illegal” are based on a fundamental mischaracterization. A policy by its very nature does not legally bind directors. Further, the Company’s self-proclaimed desire to de-stagger its Board is impossible to square with its focus on conjuring a litany of technical legal objections to our non-binding proposal – which, after all, simply asks the Company to adopt a policy that the Company itself would be responsible for drafting.

If the Company had genuine concerns about the text of our proposed policy, it could commit to working with its legal counsel to draft an annual-elections policy that addressed those concerns. Instead, the Company has focused on leveling false and misleading accusations at Elliott while encouraging its shareholders to pursue a path to de-staggering that is almost certainly doomed to fail – to us, a tacit admission that it does not really want to de-stagger its Board.

The Company’s lament that Elliott did not use the Rule 14a-8 process to advance Proposal 6 is another hyper-technical point that has no relevance to the validity of our proposal. The Rule 14a-8 process exists to allow shareholders to have shareholder proposals included in the Company’s annual meeting proxy. In a situation like this one where a shareholder has its own proxy statement, it is entirely typical to submit a proposal through the regular process laid out in the bylaws, as the Company is well aware. The Company’s focus on this issue, again, is an attempt to contort a technical legal point to distract shareholders and impugn Elliott.

See also: Our April 3 letter to shareholders and slide 115 of our April 28 investor presentation.

The truth is that Phillips 66 willfully ignored our multiple requests to confirm the number of directors that it would put up for election in this year’s class. As a result, we were left in the dark for weeks as to whether the Company was maneuvering to reduce the number of directors up for election this year to prevent us from running four candidates.

As a matter of fact and law, had we not filed the lawsuit when we did, we would have seriously damaged our chances of obtaining relief in the event the Company decided to run only two directors. It was the Company’s decision to ignore our multiple requests for confirmation that put us in the position of having to bring litigation to protect our legal rights. We were upfront with the Company that we would withdraw the litigation the moment we received that confirmation, but we make no apologies for taking this step to protect both our rights and the rights of all shareholders to a fair election.

See also: Elliott’s March 25 press release and slides 63 and 93 of our April 28 investor presentation.

The fact that each independent director signed off on a letter full of purposefully misleading statements and accusations has made us more certain than ever that significant change is needed on Phillips 66’s Board.

ADDITIONAL INFORMATION

Elliott Investment Management L.P., together with the other participants in Elliott’s proxy solicitation (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Phillips 66, a Delaware corporation (“Phillips” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 629-6357 or via email at info@okapipartners.com.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $72.7 billion of assets as of December 31, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com

Investor Contact:

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(877) 629-6357

(212) 297-0720

info@okapipartners.com

Item 3: Also on May 2, 2025, Elliott mailed materials to stockholders of the Company, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on May 2, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 5: Also on May 2, 2025, Elliott posted materials to Streamline66.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.